Exhibit 99.6

March 28, 2012

SOK Partners, LLC

122 Willow Street,
Brooklyn, NY. 11201

Re: Subordination and Conversion

Ladies and Gentlemen:

Reference is made to (1) the Amended and Restated Note Purchase Agreement (the “Senior Note Purchase Agreement”), dated as of December 20, 2011, between myself and BioDrain Medical, Inc. (the “Company”), and the Convertible Promissory Note issued thereunder (the “Senior Note” and, together with the Initial Note Purchase Agreement, the “Senior Debt Documents”), and (2) the Note Purchase Agreement (the “Subordinated Note Purchase Agreement”), dated as of March 28, 2012, between SOK Partners, LLC (“SOK”) and the Company, and the Convertible Promissory Grid Note issued thereunder (the “Subordinated Note” and, together with the Subsequent Note Purchase Agreement, the “Subordinated Debt Documents”).

SOK hereby covenants and agrees, notwithstanding anything to the contrary contained in any of the Subordinated Debt Documents, that the payment of any and all of the indebtedness under the Subordinated Debt Documents (the “Subordinated Debt”) shall be subordinate and subject in right and time of payment to the prior payment in full in cash of all of the indebtedness under the Senior Debt Documents (the “Senior Debt”). Each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired Senior Debt in reliance upon the provisions contained herein.

Until the Senior Debt has been paid in full in cash, any liens and security interests of SOK in the Collateral (as defined in the Senior Note Purchase Agreement) shall be and hereby are subordinated for all purposes and in all respects to the liens and security interests of each holder of Senior Debt in the Collateral, regardless of the time, manner or order of perfection of any such liens and security interests. SOK agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Debt, the Senior Debt Documents, or the liens and security interests of each holder of Senior Debt in the Collateral securing the Senior Debt. In the event that SOK obtains any liens or security interests in the Collateral, SOK shall (or shall cause its agent) to promptly execute and deliver to each holder of Senior Debt such termination statements and releases as requested each holder of Senior Debt to effect the release of the liens and security interests of SOK in such Collateral.

I hereby agree that in the event that SOK exercises its right under the Subordinated Note to convert some or all of the indebtedness thereunder into shares of the Company, I will, following written notice from SOK of such exercise, promptly notify the Company of the exercise of my right to convert all of the indebtedness arising under the Senior Note into shares of the Company (or, in the case of a partial conversion of indebtedness by SOK, of my right to convert a pro rata portion of the indebtedness under the Senior Note).

My rights and obligations under this letter agreement may be assigned to any person without the consent of SOK only with the concurrent assignment of the Senior Note to such person (provided that such person, as a condition precedent to such assignment, delivers to SOK a written undertaking to be bound by the terms hereof). SOK’s rights and obligations under this letter agreement may be assigned to any person without my consent only with the concurrent assignment of the Subordinated Note to such person (provided that such person, as a condition precedent to such assignment, delivers to me a written undertaking to be bound by the terms hereof).

This letter agreement will be governed by, and construed in accordance with, the laws of the State of New York.

To indicate your agreement with the foregoing, please execute where indicated below and return to me the enclosed duplicate copy of this letter.

Sincerely,

/s/ Dr. Samuel Herschkowitz
Dr. Samuel Herschkowitz

Acknowledged and Agreed:

SOK PARTNERS, LLC

By:	/s/ Joshua Kornberg
Name: Joshua Kornberg Title: General Partner

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